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                                                                 EXHIBIT 99.1


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[UNION TEXAS PETROLEUM LOGO]

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                UNION TEXAS PETROLEUM UPDATES INCIDENT IN KARACHI

         Houston, November 12, 1997 -- Union Texas Petroleum Holdings, Inc. has issued the names of the five employees who were fatally wounded in an incident today in Karachi. The five employees were in a vehicle that was fired upon by unknown assailants in Karachi. The names of the deceased are:

o      Ephraim Egbu, Senior Auditor, of Houston

o      Joel Enlow, Manager - Audit Projects, of Houston

o      Larry Jennings, Manager - Audit, of Houston

o      Anwar Murza, Driver, of Karachi

o      Tracy Ritchie, Senior Audit Supervisor, of Houston.

Union Texas said that the families of the deceased have been contacted.

         "Speaking for everyone here at Union Texas, we are deeply saddened by the loss of our fellow employees," said Chairman and CEO John Whitmire. "Our heartfelt sympathies go out to their families and their friends here at Union Texas. We are helping the families at this terrible time and providing assistance to them."

         "In Houston and Karachi, we are also providing grief counseling for our employees to help them deal with this terrible tragedy. We are a close-knit group of employees and we all feel this loss deeply," Whitmire said.

         At the time of the incident, the Union Texas vehicle was in route to Union Texas' Karachi office. The four Houston-based employees were in Karachi to assist with routine accounting and auditing projects.

         Union Texas said that it does not know the reason for the attack and is fully cooperating with the local officials in their investigation.

         Union Texas Petroleum has been active in exploring for, developing and producing oil and gas in Pakistan for over 20 years. The company has offices in Karachi and field operations in the Sindh province. Union Texas has approximately 600 employees in Pakistan, 21 of whom are


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expatriate employees from the U.S. and other countries. The company has been a leader in supporting the communities in Pakistan where it has operations and has funded the construction of numerous schools, colleges for young women and young men, medical clinics, and mosques and has provided relief during natural disasters and other emergencies in Pakistan.

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For additional information, contact:
Carol Cox, media           John Zimmerman, analysts and investors
713-968-2714               713-968-2740






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